Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 19, 2011

NW Natural Signs All-Parties Settlement

Regarding Encana Gas Reserves Venture

PORTLAND, Ore.—Northwest Natural Gas Company (NYSE:NWN), dba NW Natural, announced today that it has reached an all-parties settlement related to its proposed joint venture to develop gas reserves on behalf of its Oregon customers with Encana Oil & Gas (USA) Inc., a subsidiary of Calgary-based Encana Corp. (NYSE, TSE: ECA). The stipulation and joint venture must still be approved by the Public Utility Commission of Oregon (OPUC).

Under terms of the joint venture agreement previously announced on Feb. 25, 2011, NW Natural and Encana will develop natural gas reserves in the Jonah Field in Wyoming, located north of Rock Springs. NW Natural will invest in the reserves on behalf of its customers, and the investment would be placed in the company’s rate base.

The parties to the stipulation include the staff of the OPUC, the Citizens’ Utility Board of Oregon (CUB), the Northwest Industrial Gas Users (NWIGU), and NW Natural. The stipulation, as well as supporting testimony from the parties, was filed today with the OPUC, where it will be reviewed by the commissioners. NW Natural and the parties have asked for an order to be issued before May 1, 2011, when the transaction is scheduled to become effective.

The venture is designed to develop gas reserves that will provide long-term supplies for NW Natural’s Oregon utility customers over about a 30-year period. During the first 10 years of the agreement, NW Natural expects the volume of gas received under the transaction to provide approximately 8-10 percent of the company’s average annual requirements for its utility operations.

NW Natural expects its investment to result in about 93 billion cubic feet (Bcf) of gas from its investment at an average all-in price of approximately $5.15 per dekatherm, with an estimated savings of over $50 million on a net present value basis over the life of the investment.

Under terms of the settlement, NW Natural is seeking a deferral of expenses related to the transaction through the date that costs are included in rates through the company’s annual Purchased Gas Adjustment Mechanism (PGA) in Oregon, starting on Oct. 31, 2011. Going forward, the parties agree that the costs under the transaction will be recovered under the annual PGA filing.

Under the settlement, the parties also agree that differences from forecasted production costs and volumes will be subject to the PGA’s normal commodity cost sharing mechanism in Oregon, depending on the selected sharing percentage as part of its annual PGA in Oregon. Under the current PGA sharing mechanism, the company selects either a 90/10 percent customer/shareholder sharing level or 80/20 percent sharing level. At the 80/20 level, a maximum of $2 million per year (whether positive or negative) will be passed through to shareholders on an annual basis related to this transaction.

In addition, the parties agree that savings associated with NW Natural’s option to either take its share of gas production or have Encana sell the produced gas at market prices, will be subject to the same PGA sharing mechanism. Under the stipulation, NW Natural will also file certain reports with the OPUC regarding the benefits associated with the transaction and the actions the company will take to manage the contract.

As part of the settlement, NW Natural will file a general rate case in Oregon no later than Dec. 31, 2011.

Under terms of the agreement with Encana, NW Natural will pay approximately $45-55 million a year, for a five-year period, for a total investment of about $250 million, which will cover expected drilling costs in exchange for working interests in certain sections of the Jonah Field. The sections include both future and currently producing wells.

The settlement agreement can be found on the OPUC web site at: http://apps.puc.state.or.us/edockets/docket.asp?DocketID=16618.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 674,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Forward-looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimated gas reserves, volumes and supplies, customer savings, rate recovery, continued drilling, project costs, commodity costs, financing, financial positions, performance, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors,” and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

# # #

Investor Contact:	Media Contact:
Bob Hess	Kim Heiting
Phone: 503-220-2388	Phone: 503-220-2366
Email: bob.hess@nwnatural.com	Email: kah@nwnatural.com

3